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Exhibit 99.1

                         DRESSER INDUSTRIES LETTERHEAD

                                               Donald R. Galletly (214/740-6757)

August 6, 1996                                             FOR IMMEDIATE RELEASE



                            DRESSER INDUSTRIES TO
                      ISSUE $300 MILLION OF DEBT DUE 2096

DALLAS, TEXAS... Dresser Industries, Inc, (NYSE: DI) announced today that the Company will issue $300 million of 7.60% debentures due August 15, 2096. The 100-year debentures, lead managed by Salomon Brothers Inc., were priced at
99.709 to yield 7.622%. The net proceeds of $295.5 million will be used for the repayment of commercial paper and for general corporate purposes, including, without limitation, acquisitions and the repurchase of shares of common stock, pursuant to the Company's share repurchase program. The Company, under its current authorization to purchase up to $400 million of its outstanding shares of common stock, has repurchased approximately $200 million of its common shares.

This press release is not an offer to sell nor the solicitation of an offer to buy nor will there be a sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Headquartered in Dallas, Dresser is a leading supplier of highly engineered products and services utilized in hydrocarbon energy-related activities throughout the world.